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                                                Filed pursuant to Rule 424(b)(3)
                                                   Registration Number 333-65939
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 21, 1998)


                            [PLAINS RESOURCES LOGO]


                             PLAINS RESOURCES INC.

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                                   BACKGROUND

     Pursuant to an exchange offer by Plains Resources Inc., a Delaware corporation (referred to in this prospectus as "we," "us" and "our"), effective February 1, 2000, we issued 177,625.505 shares of our Series G preferred stock in exchange for 177,625.505 shares of our Series E preferred stock. In connection with that exchange offer, we agreed to extend to the holders of our Series G preferred stock the same registration rights that such holders had enjoyed as holders of our Series E preferred stock. The prospectus supplement dated March 28, 2000 extended such rights to the holders of our Series G preferred stock by supplementing the prospectus dated October 21, 1998 to cover the shares of common stock issuable in the future upon the conversion of shares of our Series G preferred stock. Pursuant to a second exchange offer by us, effective December 28, 2000, we issued 169,571 shares of our Series H preferred stock in exchange for 169,571 shares of our Series G preferred stock. In connection with that second exchange offer, we agreed to extend to the holders of our Series H preferred stock the same registration rights that such holders
had enjoyed as holders of our Series G preferred stock.   After this exchange
offer, we redeemed all issued and outstanding shares of Series G preferred stock effective December 31, 2000. As such, no shares of our Series E preferred stock or our Series G preferred stock are currently issued and outstanding.

                                   SUPPLEMENT

     We hereby supplement the prospectus dated October 21, 1998, the prospectus supplement dated March 28, 2000 and the prospectus supplement dated January 23, 2001 so that the selling stockholders include the holders of our Series H preferred stock and those persons who held shares of our Series E preferred stock, our Series G preferred stock and our Series H preferred stock and have converted such shares into shares of our common stock. Our prospectus dated October 21, 1998 is hereby supplemented to cover the shares of common stock that may be issued in the future upon conversion of our Series H preferred stock and to cover the shares of common stock that have been issued in the past upon conversion of our Series E preferred stock, Series G preferred stock and Series H preferred stock.

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                               FEBRUARY 12, 2001